Exhibit 10.24

                            Volume Purchase Agreement

                            VOLUME PURCHASE AGREEMENT

This agreement ("Agreement") dated June 30, 2000 ("Effective Date") between GLENAYRE ELECTRONICS, INC., a Colorado corporation with its principal offices at 5935 Carnegie Boulevard, Charlotte, North Carolina 28209, USA ("GEI") and MULTI-LINK TELECOMMUNICATIONS, INC., a Colorado corporation ("Customer") with its principal offices at 4704 Harlan Street, Suite 420, Denver, Colorado, 80212, consists of the General Terms and Conditions ("GTC") below and the following exhibits ("Exhibits"): A - Definitions; B - Equipment and Software Current List Pricing; C - Customer Existing Equipment and Customer Premises; D - Payment Instructions; E - Software License; F - Warranty; and G - Unified Messaging Product Requirements.

                          General Terms and Conditions

GEI manufactures and/or supplies voice storage and forwarding products and provides services related to the design, installation, maintenance and support of such products. Customer desires to purchase equipment and related services and license related software from GEI.

In consideration of the covenants and promises in the Agreement, Customer and GEI agree as follows:

1. Definitions. Capitalized terms used in the Agreement and not defined within have the meanings set forth in Exhibit A.

2.   Purchase of Equipment and Services and Licensing of Software.

     2.1. During the Term and in accordance with the terms and conditions of the Agreement, GEI agrees to sell Equipment and services and to license Software to Customer. All such items which may be purchased or licensed by Customer under the Agreement are listed in Exhibit B (Equipment and Software Current List Pricing) which may be modified from time to time by GEI in its reasonable discretion. For each item of Software supplied to Customer by GEI, GEI grants to Customer the licenses set forth in Exhibit E (Software License) subject to the terms and conditions also set forth therein.

     2.2. Customer agrees to purchase Equipment and services and to license the Software by issuing signed purchase orders itemizing the description, price, quantity (including number of users or ports, if applicable, for Software licenses), price, Designated System (if applicable), Customer Premises, Site location, "ship-to" location, and proposed delivery time for each item of Equipment, Software or service ordered. All purchase orders shall indicate that items are purchased or licensed pursuant to the terms and conditions of this "Volume Purchase Agreement dated June 15, 2000, Contract #4742vpa." GEI shall acknowledge and accept each purchase order by signing an order acknowledgement. All orders shall be governed by the terms and conditions of the Agreement. Any provision in a purchase order that conflicts with or attempts to modify the Agreement shall have no effect. Neither party is obligated to notify the other party that such terms and conditions do not apply. Any modification to a term as set forth in the Agreement must be agreed to, in a separate writing, signed by each party's authorized personnel.

     2.3. Customer Purchase Commitments.

          (a) Initial Purchase. Upon the execution of the Agreement, Customer shall issue to GEI a purchase order for the Equipment and





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               Software  for  Five  Hundred   Thousand  Dollars  of  voice  mail
               equipment ("Initial Order"). Customer shall issue subsequent purchase order(s) ("Subsequent Order(s)") for an additional One Million Dollars of Equipment and Software (Subsequent Order(s) together with the Initial Order collectively referred to as the "Initial Purchase"). All Initial Purchase items shall be priced at the standard list price then in effect in GEI's Price Book for such Equipment or Software. The orders for the Initial Purchase shall be non-cancelable and shall indicate a delivery date for all items of the Initial Purchase within twelve (12) months of the Effective Date of the Agreement; provided, however, for Subsequent Order(s), Customer shall have ninety (90) days after
               GEI  has   commercially   released  a  unified   message  product
               fulfilling  the   requirements   of  Exhibit  G  (or  some  other
               requirements as may be mutually agreed in a signed writing) to issue Subsequent Order(s) to GEI and GEI shall deliver such Subsequent Order(s) as soon as commercially reasonable based on resource availability (or such later date as may be mutually agreed). Customer shall pay for the Initial Purchase items as follows: (a) upon issuing the order for the Initial Order, Customer shall make a payment of Eight Hundred Thousand Dollars ($800,000) in immediately available U.S. funds; and (b) the remaining amounts due for Initial Purchase items shall be paid by Customer within thirty (30) days of the date of the invoice therefor, such invoice to be issued by GEI upon shipment of the items.

          (b) Additional Purchase Commitments. In addition to the Initial Purchase, Customer agrees to issue to GEI a purchase order for delivery of an additional One Million Dollars ($1,000,000) (net of discounts and taxes) of messaging systems within thirty-six
               (36) months of the Effective Date, and shall use its best efforts to complete this order within thirty (30) months of the Effective Date.

          (c) Product Forecast. Customer anticipates that, in addition to the Initial Purchase, its purchases under the Agreement will be a minimum of $3.5 to $8.5 million during the next five (5) years. To allow GEI to more efficiently meet Customer's needs, at the beginning of each calendar quarter, Customer shall provide GEI with a six-month rolling good-faith forecast of its anticipated Equipment and Software requirements.

          (d) Exclusivity. During the Term, Customer shall purchase all of its requirements for voice mail, voice-activated dialing, fax mail and unified messaging applications from GEI. If Customer desires to commercially deploy an application subject to the exclusivity provision in the previous sentence ("Application") and GEI does not currently offer such Application, Customer shall send GEI written notice describing the requested Application and the time frame for its deployment of such Application and requesting release from the aforementioned exclusivity provision due to GEI's inability to supply such Application. Within thirty (30) days after GEI's receipt of such notice, GEI shall notify Customer whether GEI offers such Application or intends to make the requested Application commercially available within the time frame set forth in Customer's deployment schedule. If GEI does not notify Customer within the aforementioned 30-day period that GEI intends to offer such Application, GEI shall be deemed to have waived its exclusivity right for the Application specified in Customer's request. Notwithstanding the foregoing, GEI acknowledges and agrees that Customer shall have no exclusivity obligations for unified messaging applications unless GEI complies with the requirements set forth in Exhibit G, unless otherwise mutually agreed in a writing signed by both parties.

     2.4. For a fee agreed upon in advance, GEI, at Customer's request, may reconfigure any Equipment or Software.





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     2.5. Delay or Cancellation of Order.

          (a)  Delay of  Order.  At no  charge to  Customer,  GEI  shall  permit
               Customer to request a one-time delay of all or any part of a purchase order for Equipment, Software or services for no greater than thirty (30) days from its originally scheduled shipment date. If Customer requests delay for the same Equipment, services or Software more than one time or the requested delay date exceeds thirty (30) days from its originally scheduled shipment date, then the request shall be treated as a cancellation and shall be subject to the terms and conditions of Paragraph 2.5(b).

          (b)  Cancellation of Order.

               (i) Early Cancellation. At no charge to Customer, GEI shall permit Customer to cancel all or part of a purchase order for Equipment, Software or services, provided (a) Customer requests such cancellation in writing, (b) GEI receives the written cancellation request at least one hundred twenty
                    (120) days prior to the scheduled shipping date; and (c) GEI receives such written cancellation request by Customer no greater than thirty (30) days from the date GEI received the purchase order which is being partially or fully canceled by Customer's cancellation request.

               (ii) Late  Cancellation.  If  Customer  fails to comply  with the requirements set forth in Subparagraph 2.5(b)(i), GEI shall charge and Customer agrees to pay a restocking fee of fifteen percent (15%) of the price of all Equipment, services or Software that is canceled plus all costs incurred by GEI due to GEI's return of (or inability to return) Equipment or Software supplied by third party vendors.

               (iii)For  avoidance  of doubt,  Customer  acknowledges  that this
                    Paragraph 2.5(b) is not applicable to the Initial Purchase, which is non-cancelable.

3.   Delivery and Installation.

     3.1. Shipment. GEI shall (a) arrange shipping and insurance and shall bill Customer separately for the cost of such items and (b) ship each item of Equipment and Software FOB GEI's location that supplied or assembled the Equipment or Software. Title to Equipment shall not pass to Customer until full payment for the Equipment is received by GEI. In no event shall GEI be obligated to be the importer of record for Equipment or Software.

     3.2. Delivery; Expenses for Same. GEI will deliver and install Software on Equipment and/or Customer Existing Equipment at Customer Premises and deliver to Customer the Documentation. Customer shall take such actions as GEI informs Customer are reasonably necessary for installation of Software and Equipment, including those set forth in Sections 3.3, 3.4, 3.5 and 3.6.

     3.3. Site Information. At least thirty (30) days prior to the date of the scheduled installation date, Customer shall provide GEI with complete and accurate information concerning the Site and any equipment installed on Customer Premises. This information shall be in a format with the type of information as reasonably required by GEI, and such additional information as GEI may reasonably request. Customer shall bear the cost of all additional services or modifications to the services that are necessary because it has failed to provide such adequate or accurate information.



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     3.4. Site  Preparation.  At least  fifteen (15) days prior to the scheduled installation date for a Site, Customer shall complete and return to GEI the pre-installation checklist. Customer shall complete all of the action necessary to prepare Customer Premises for the installation of Equipment and Software prior to the scheduled installation date.

     3.5. Dates of Delivery and Installation. If Customer reasonably determines that Customer will be unable to prepare Customer Premises or install Customer Existing Equipment prior to the scheduled delivery and installation date, then Customer shall have the right to specify a new delivery and installation date for the Software and the Equipment (not more than thirty (30) days later than the mutually agreed-upon installation date) by providing GEI with written notice at least fifteen (15) days prior to the original delivery or installation date, as the case may be. Customer shall pay to or reimburse GEI for all reasonable travel and related expenses incurred by GEI due to or in association with the installation of the Software and Equipment.

     3.6. Availability of Equipment and Facilities. Customer shall grant to GEI such access to Customer Premises and make available all copies of any software, and all Customer Existing Equipment and Equipment and take such action as may be necessary to ensure that all Customer Existing Equipment required for installation and operation of the Software and the Equipment are installed and operable at Customer Premises on the date scheduled for delivery of the Software and the Equipment. Customer shall be responsible for the security of each Site and all equipment. Customer agrees that it shall comply with all government laws and regulations relating to any Site and agrees that it shall have obtained all necessary licenses and permits with respect to a Site or otherwise prior to GEI delivering any Equipment and Software to any such Site.

     3.7. Installation. Except as otherwise provided herein, GEI shall, at its expense, provide all necessary installation tools and test equipment normally used in the installation of Equipment and Software. If installation of Software and/or Equipment is delayed as a result of the unavailability, incompletion or improper installation or operation of Customer Existing Equipment and such delay continues for more than five (5) days after GEI gives Customer notice of such delay, then Customer shall reimburse GEI for all reasonable costs and expenses (including reasonable personnel expenses) incurred by GEI as a result of any such delay in installation. Installation is deemed as completed upon the earlier of (i) thirty (30) days from delivery of each Software or piece of Equipment to Customer Premises; or (ii) upon GEI sign-off that the installation certification test is completed.

     3.8. Acceptance. Customer may conduct acceptance testing of Software. Customer shall have thirty (30) days from installation to conduct such acceptance testing, and report to GEI, in writing any Defects found by Customer. Customer may reject Software, in writing, during such thirty
          (30)-day acceptance test period solely on the basis of such Software failing to substantially conform to the Documentation. If Customer does not properly reject such Software within the foregoing thirty
          (30)-day acceptance period, then Customer is deemed to have accepted such Software. Acceptance of Software shall not be unreasonably withheld and shall be deemed to have taken place on the earliest to occur of: (a) thirty (30) days have elapsed since the date of delivery and installation of such Software pursuant to Article 3, without Customer having given to GEI a written notice of a Defect, or (b) Customer notifies GEI in writing that Customer accepts such Software, or (c) immediately upon Customer's commercial use of such Software and Equipment in a fashion whereby Customer is or would be entitled to receive any revenue from such use. If Customer rejects any Software during the thirty (30)-day period after installation of such Software, it shall provide written notice to GEI of the Defect in sufficient detail to permit GEI to replicate the Defect, whereupon GEI shall have a reasonable period of time within which to remedy the Defect and resubmit such Software. Customer shall have a fifteen (15)-day period commencing on the date of such resubmission within which to accept or reject such Software in accordance with the procedures set forth




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          above.  If GEI cannot remedy the Defect after repeated  efforts over a period of at least sixty (60) days after the Software is first delivered to Customer pursuant to Section 3.8, then either party may terminate that purchase order and the associated Equipment and Software shall be returned, whereupon neither party shall bear any further liability or obligation for such Equipment or Software.

     3.9. Changes. At any time during the performance of any services by GEI under the Agreement, Customer may, by written notice to GEI, request that GEI make change(s) to such services. Upon receipt of such notice, GEI shall promptly advise Customer in writing whether GEI can reasonably make such change(s) and, if GEI determines that it could reasonably make such change(s), how the change(s) requested by Customer would, if implemented, affect: (a) the services; (b) the performance of the Equipment or Software; (c) any agreed-upon performance milestones; and (d) the cost of such services. After reviewing GEI's response, Customer shall give GEI written notice stating whether GEI should proceed with such change(s). If Customer instructs GEI to proceed with such change(s), then GEI shall (a) promptly proceed to make such change(s); and (b) be relieved of any obligations affected by such change(s) as detailed in GEI's response to Customer's request for change(s). Customer shall pay GEI as if the Agreement had been performed as agreed prior to the change(s), and shall pay or be given a credit for any additional or less amount, as the case may be, which GEI proposed in its response to Customer's requested change(s).

     3.10. Returns and Shortages.

          (a) Shortages. Customer shall make any claim for shortages (items invoiced but not delivered) promptly upon discovery. In no case shall Customer make such claims later than twenty-one (21) days after the delivery date.

          (b) Returns for Non-Defective Items. Customer may return non-defective Equipment or Software only if (i) the shipment does not correspond to Customer's purchase order or (ii) Customer orders the wrong Equipment or Software and GEI agrees to exchange the delivered Equipment or Software for different GEI Equipment or Software. To return Equipment or Software, Customer shall first obtain a return authorization, including a tracking number and return address. Each item of Equipment or Software being returned by Customer shall have affixed to it a label showing the tracking number of the return authorization. Customer shall not return Equipment and Software under this Paragraph 3.10(b) unless the returned items are in undamaged condition, in the original configuration, and where appropriate, in the original packing. Customer shall return Equipment or Software authorized for return under this Paragraph 3.10(b) before the later of (i) twenty-one
               (21) days after the item is delivered or (ii) the installation date, if such installation is being performed by GEI. GEI shall be responsible for shipping, insurance and other expenses incurred in returning Equipment or Software not corresponding to Customer's purchase order; otherwise, Customer shall be responsible for such charges.

          (c) Credits. Provided Customer complies with the requirements set forth in Paragraph 3.10(b), GEI shall issue credits for returned items as follows: (a) for items returned under Subparagraph 3.10(b)(i), GEI shall issue Customer a credit for the net sales price of the returned Equipment or Software plus the original shipping and insurance as shown on the applicable invoice; or (b) for items returned under Subparagraph 3.10(b)(ii), GEI shall issue Customer a credit for the net sales price of the returned Equipment or Software less a restocking fee of fifteen percent (15%) of the net sales price of the Equipment and Software returned and less any costs incurred by GEI associated with returning the Equipment or Software to third party vendors. If Customer fails to comply with the requirements set forth in Paragraph 3.10(b), GEI shall have no obligation to issue a credit for non-defective returned Equipment or Software and Customer shall pay the full invoice amount.


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          (d)  Defective  Equipment and Software.  The return of defective items supplied under the Agreement by GEI shall be in accordance with such terms and conditions set forth in the Warranty.

4.   Prices and Payment Terms.

     4.1. License Fees. GEI shall invoice Customer, and Customer agrees to pay to GEI, the license fees of the Software and Documentation in the amounts and at the times specified in the Agreement. The current fees for Software licenses are indicated on Exhibit B; however, GEI reserves the right to modify GEI's license fees for such items at any time and from time to time without notice.

     4.2. Equipment. GEI shall invoice Customer, and Customer agrees to pay to GEI, the prices for the Equipment determined in accordance with the Agreement. The current prices for items of Equipment are indicated on Exhibit B; however, GEI reserves the right to modify GEI's prices for such items at any time and from time to time without notice.

     4.3. Customization Fees. If Customer requests GEI to customize any Software, then Customer and GEI shall enter into a separate agreement which sets forth the terms, conditions and pricing related to such customization.

     4.4. Payment Terms.

          (a) Invoicing. GEI shall invoice Customer for all items purchased or licensed under the Agreement upon shipment and for any services and associated expenses, upon performance of the service. Customer shall pay such invoices within thirty (30) days from the invoice date.

          (b) Credit Limits. The payment terms set forth in Paragraph 4.4(a) are based upon Customer's financial status as made known to GEI by Customer as of the Effective Date. To keep GEI advised of its financial status, Customer shall provide GEI with audited financial statements prepared in accordance with generally accepted accounting principles ("GAAP") (or if unaudited, an accompanying certification by Customer's then current Chief Financial Officer that such financial statements have been prepared in accordance with GAAP). GEI shall have the right at any time to (i) request additional assurances or information concerning Customer's financial status; and (ii) set credit limits and require payment in advance of shipment during any period in which Customer exceeds such credit limits. GEI's obligations and Customer's rights under the Agreement are conditioned upon Customer's payment of all amounts when due. GEI reserves the right to vary such payment terms, including, without limitation, requiring at any time upon prior notice, Customer to make payment pursuant to a letter of credit in accordance with the payment instructions set forth in Exhibit D.

          (c) GEI's obligations and Customer's rights under the Agreement are conditional upon Customer's payment of the fees and charges in strict accordance with the terms set forth herein. If Customer fails to pay any invoice when due, GEI may, without prejudice to any other remedy, postpone shipments, alter payment terms, terminate the Agreement and charge interest on all overdue amounts at the rate of 1.5% per month compounded monthly (or if less, the maximum rate allowed by law). Upon demand, Customer shall pay all such interest charges and all reasonable collection fees, including reasonable legal expenses.

     4.5. Payment Dispute Process. If Customer disputes any invoice amount in good faith, then Customer shall do the following ("Payment Dispute Procedure") within thirty (30) days of Customer's receipt of such




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          invoice:  (a) pay GEI the  undisputed  amount of the invoice;  and (b)
          provide GEI's Credit Department a detailed written description of the disputed amount and the basis for Customer's dispute with such amount. GEI may charge a service fee equal to the lesser of (i) one and one half percent (1-1/2%) per month or (ii) the highest interest rate legally permitted on any unpaid amounts, unless such amounts are ultimately determined not due in accordance with the Payment Dispute Procedure. Customer shall cooperate with GEI in resolving disputed invoice amounts and then promptly paying amounts due. Customer shall reimburse GEI for all reasonable collection expenses. If Customer fails to follow the Payment Dispute Process as set forth in this
          Section 4.5 for any invoice, then such invoice shall be considered an undisputed invoice.

     4.6. Taxes. Prices and fees represented herein and on all notifications issued by GEI pursuant to the Agreement are exclusive of all government excise, sales, service, use, occupational, or like taxes and, accordingly, are subject to an increase equal in amount to any tax GEI may be required to collect or pay upon the licensing, delivery or installation of Equipment, Software or services or other items provided under the Agreement. Customer is responsible for payment of any taxes resulting from or imposed due to GEI's performance under the Agreement, except taxes based on GEI's net income.

5.   Discounts.

     5.1. Volume Purchase Discount. Provided Customer is not delinquent on any of its obligations under the Agreement at the time of placing an order, GEI shall give Customer a discount off then current price of GEI-manufactured infrastructure Equipment and GEI-owned Software (excluding Initial Purchase items). The amount of the discount shall be based upon the net purchase price of such products (including Initial Purchase items) that Customer has previously purchased and paid for during the then current Term. The following table sets forth the volume purchase levels and the applicable discounts available:

                     Purchase Volume     % Discount Off GEI Published List Price
                     ---------------     ---------------------------------------
                 Less than $1,000,000                      0
               $1,000,001 - $2,000,000                    25
               $2,000,001 - $3,000,000                    35
               $3,000,001 - $4,000,000                    40
                    Over $4,000,000                       45

     5.2. Exceptions. The volume purchase discounts set forth above do not apply to the purchase or licensing of any of the following: (a) Initial Purchase items; (b) services, including those provided under a Glenayre Care Agreement, which shall be priced at GEI's standard list price in effect at the time the service is ordered; (c) Special Offers, which shall be priced at the price in effect at the time the item is ordered as set forth in GEI's then-current Price Book; (d) spare card kit packages and assemblies and other spare parts, as specified and priced in GEI's then-current Price Book; (e) printers, video screens, modems, and other similar items which are not manufactured by GEI, all of which shall be sold at a discount of 5% of the Price in GEI's then-current Price Book; (f) items that are not then released for commercial production and (g) products are listed as non-discountable in GEI's then current Price Book (including OEM Hardware and Third Party Software).

     5.3. Levels. As Customer's net purchases increase during each one-year period of the Term, Customer shall be eligible for the higher level discounts. The discount level for an order shall be determined based upon the net purchase price of the items of Equipment and Software licenses that Customer has previously purchased and paid for as of the date Customer submits a purchase order to GEI.

6.   Training and Support.

     6.1. Training. Upon Customer's request and payment of the applicable fees, GEI shall provide the training services requested by Customer at a mutually agreeable location and time.

     6.2. Maintenance and Support. For the warranty period applicable for each item of Equipment or Software, GEI will provide Customer with pre-installation completion and warranty Defect support, subject to and in accordance with the terms and procedures set forth in Section 7 and the Warranty. If Customer desires additional support, Customer shall enter into GEI's then-standard maintenance agreement, as in effect from time to time (the "Maintenance Agreement"). Customer acknowledges that if the parties are unable to reach accord on the terms and provisions of the Maintenance Agreement, then Customer shall be responsible for all such maintenance and support except as set forth specifically in the Agreement for warranty Defects and pre-installation completion.

     6.3. Reimbursement of Expenses. Customer shall reimburse GEI for all reasonable expenses incurred by GEI in providing training and support services beyond those described in this Article 6, as invoiced by GEI.

7.   LIMITED WARRANTY; LIMITATION ON REMEDIES.

     7.1. Warranty. Subject to the terms and conditions of the Agreement, the Software and Equipment is warranted in accordance with the terms and conditions set forth in the Warranty, a copy of current warranty is set forth in Exhibit F. GEI does not represent or warrant that Customer's use of the items provided under the Agreement by GEI shall be uninterrupted or error-free or that all program defects in the Software shall be corrected.

     7.2. Limitations; Remedies. GEI's entire liability and Customer's exclusive remedy as to Defects, or any other performance or nonperformance by GEI of its obligations under the Agreement shall be the warranties and remedies as set forth in this Article 7, regardless of the theory of claim or form of action. THE WARRANTIES MADE IN SECTION 7.1 ARE THE ONLY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, THAT ARE MADE BY GEI, AND GEI DISCLAIMS ALL OTHER WARRANTIES INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SOFTWARE, THE EQUIPMENT OR ANY OTHER ITEMS OR SERVICES PROVIDED HEREUNDER. NEITHER GEI NOR ANYONE ELSE WHO HAS BEEN INVOLVED IN THE CREATION, PRODUCTION OR DELIVERY OF EQUIPMENT, SOFTWARE OR SERVICES PROVIDED HEREUNDER SHALL BE LIABLE FOR DAMAGES ARISING FROM ANY MODIFICATIONS MADE BY CUSTOMER OR ANY THIRD PARTY.

     7.3. No Other Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, IN NO EVENT SHALL GEI OR ANYONE ELSE WHO HAS BEEN INVOLVED IN THE CREATION, PRODUCTION OR DELIVERY OF EQUIPMENT, SOFTWARE OR SERVICES PROVIDED HEREUNDER BE LIABLE TO CUSTOMER OR ANY THIRD PARTY FOR INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR INCIDENTAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE) ARISING FROM OR RELATED TO THE DELIVERY, USE OR PERFORMANCE OF THE EQUIPMENT OR SOFTWARE OR THE AGREEMENT REGARDLESS OF TYPE OF CLAIM, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, WHETHER SUCH PARTY OR ITS AGENTS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     7.4. Limitation on Liability. IN NO CASE SHALL GEI'S AGGREGATE LIABILITY FOR ALL MATTERS ARISING OUT OF THE SUBJECT MATTER OF THE AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, EXCEED THE AMOUNT ACTUALLY RECEIVED BY GEI DURING THE PRECEDING 12-MONTH PERIOD PURSUANT TO THE AGREEMENT.

     7.5. Customer Acknowledgement. Customer acknowledges that the limitations of liability and remedies set forth herein represent bargained-for allocations of risk, and GEI's prices and fees reflect the allocations of such risk. However, if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any parts of the working thereof were deleted, restricted or limited in a particular manner then the said restrictions shall apply with such deletions, restrictions or limitations as the case may be.

8.   INDEMNIFICATION.

     8.1. Infringement.

          (a) Defense. In the event of any claim or allegation against Customer of infringement or misappropriation of United States patent, copyright, trade secret, or mask work rights by reason of the use by Customer of the Licensed Programs as permitted under the Agreement and provided that Customer provides GEI prompt and timely written notice of the claim or allegation, GEI will, at its expense, defend such claim, and pay any costs, expenses and damages actually awarded in connection therewith, including the fees and expenses of the attorneys engaged by GEI for such defense. GEI shall have the sole and exclusive authority to defend and/or settle any such claim or action.

          (b) Certain Actions in Response to Infringement. Upon GEI's sole determination, or after the entry of any judgment or order not subject to further appeal, that the use of the Licensed Programs by Customer in unmodified form infringes upon the rights of any third party and that such use of any Licensed Programs must cease, GEI, at its election shall, at its own cost and expense, either (a) procure for Customer the right to continue the use of such Licensed Programs; (b) modify the Licensed Programs in such a way that the use thereof does not infringe upon the rights of third parties; or (c) terminate the Agreement by notice to Customer and refund to Customer a pro-rata amount of the license fees paid by Customer for the infringing (or potentially infringing) Licensed Program based on a 5-year amortization schedule.

     8.2. Limitation of Indemnification for GEI.

          (a) No Liability. GEI shall have no liability or obligation under the Agreement with respect to any infringement claim (or defense thereof) if such infringement is caused by (i) compliance with designs, guidelines, plans or specifications of Customer or any third party (including any customized version of the Licensed Programs); (ii) a modification made by any party other than GEI;
               (iii) use of a Licensed Program in an application or environment other than as specified in the Documentation; (iv) use of a non-current version; or (v) the combination, operation or use of any Licensed Programs with other product(s) not supplied by GEI. Customer agrees to indemnify and hold harmless GEI from and against all liabilities, obligations, costs, expenses and judgments, including court costs, reasonable attorneys fees and expert fees, arising out of any of the circumstances stated in this Paragraph 8.2(a).

          (b) Entire Liability. This Article 8 states GEI's entire liability and obligation, whether statutory, contractual, express, implied or otherwise, for claims of intellectual property infringement.

     8.3. By Customer. Except to the extent GEI is obligated to indemnify Customer under Section 8.1, and without limiting any other obligation of Customer to indemnify GEI under the Agreement, (i) Customer shall indemnify, defend and hold GEI harmless from any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorney's fees) arising out of or in connection with Customer's use of the items supplied under the Agreement by GEI and (ii) Customer shall have the sole and exclusive authority to defend and/or settle any such claim or action.

9.   Ownership Rights.

     9.1. Ownership. Except as explicitly provided otherwise in the Agreement, all right, title and interest, including all copyright, trademark, trade secret and patent rights in the Software, Equipment, Documentation and any other items supplied by GEI under the Agreement shall be owned exclusively by GEI or its third-party licensors or suppliers.

     9.2. No Decompilation. Customer shall not decode, reverse engineer, reprint, transcribe or reproduce, in whole or in part, any Software or Documentation supplied under the Agreement for any reason, including, but not limited to, in an attempt to obtain the source code of any Software supplied by GEI to Customer.

10.  Confidential Information.

    10.1. Confidentiality. Customer and GEI shall each safeguard the other's Confidential Information in the same manner as it safeguards its own valuable Confidential Information. The parties each agree that the amount of license or other fees payable under the Agreement, and the payment terms, shall be deemed Confidential Information for purposes of this Article 10. Each party acknowledges that the disclosing party's Confidential Information constitutes such party's valuable Confidential Information and trade secrets. Each party expressly agrees and acknowledges that it is entering into the Agreement, and providing the receiving party with copies of its Confidential Information under the Agreement, in reliance upon the receiving party's foregoing promise of confidentiality. Neither party shall use, disclose, make or have made any copies of the disclosing party's Confidential Information in whole or in part, except as provided herein, without the prior express written authorization of the disclosing party.

    10.2. Exceptions. Any provisions herein concerning non-disclosure and non-use of Confidential Information of the disclosing party shall not apply to any such information which (a) is already known to the receiving party when received; (b) is or becomes publicly known through publication or otherwise and through no wrongful act of the receiving party; (c) is received from a third party without similar restriction and without breach of the Agreement; (d) is approved for release or use by written authorization of the disclosing party; or
          (e) is required to be disclosed by law or order of a regulatory or judicial authority, provided the disclosing party is given a reasonable opportunity to seek a protective order or similar judicial constraint.

    10.3. Secure Handling. Customer shall require that the Software and the Documentation be kept on Customer Premises and be maintained in a manner so as to reasonably preclude unauthorized persons from having access thereto.

    10.4. Proprietary Legends. Customer shall not remove any copyright notice or other proprietary or restrictive notice or legend contained or included in any material provided by GEI, and Customer shall reproduce and copy all such information on all copies made under the Agreement.

    10.5. Obligations of Parties Having Access. Customer shall limit use of and access to the Confidential Information to such Customer Personnel as are directly involved in the operation or maintenance of Customer Existing Equipment, Software or Equipment.

11. Term And Termination.

    11.1. Term. The Agreement shall commence on the Effective Date and continue for a period of five (5) years, unless sooner terminated pursuant to
          Section 12.1 ("Term").

    11.2. Term of the Licenses. The licenses granted under the Software License are effective upon installation and shall continue until the first to occur of the following: (a) Customer attempts to assign, transfer or sublicense the Software or the Documentation without GEI's prior written consent; (b) Customer or a third party acting at Customer's direction moves the Equipment or Customer Existing Equipment or Software from Customer Premises, unless GEI is notified; (c) Customer sells the related Equipment without GEI's prior written consent; or
          (d) Customer ceases to use the Software with the Equipment or Customer Existing Equipment. Upon termination of such licenses and at GEI's request, Customer shall promptly return or destroy all Confidential Information. If such Confidential Information is destroyed, Customer shall certify within ten (10) days to GEI in writing that all Confidential Information has been destroyed.

12. Termination.

    12.1. The Agreement shall be terminated:

          (a)  with the consent of both parties hereto;

          (b) by GEI if Customer fails (i) to pay any amount due under the Agreement in accordance with the Agreement or (ii) to comply with any obligations under the Software License or the Warranty, and, if the failure can be cured, Customer does not cure the failure within five (5) days after written notice from GEI or (iii) to comply with any obligation set forth in the Agreement, other than those specified in Subparagraph 12.1(b)(i) and (ii), and Customer does not cure the failure within thirty (30) days after written notice from GEI;

          (c) by Customer if GEI fails to comply with any material obligation set forth in the Agreement, and GEI fails to cure the failure within thirty (30) days after written notice from Customer; or

          (d) by GEI, immediately, and without any notice to Customer, if (i) Customer makes an assignment for the benefit of its creditors or admits its insolvency or fails to pay its debts generally as they become due, (ii) a proceeding is commenced by or against Customer for relief under any bankruptcy, insolvency or other similar law, unless the proceeding is commenced involuntarily against Customer and is dismissed within sixty (60) days after the commencement,
               (iii) a receiver or trustee is appointed for Customer or any substantial part of its assets and is not discharged within sixty
               (60) days after the appointment; (iv) a proceeding is instituted for the dissolution or the full or partial liquidation of Customer and is not dismissed or discharged within sixty (60) days after the commencement; or (v) Customer discontinues its voice mail and/or prepaid calling system business, as the case may be.

    12.2. Obligations on Termination. Upon any termination of the Agreement, all copies of the Software and Documentation supplied by GEI and all works in progress shall immediately be delivered to GEI. All amounts payable by Customer shall be immediately payable in full. Termination of the Agreement shall not affect the rights or liabilities for any amounts then currently due under the Agreement for products and services actually provided.

13. Notice. All notices, consents and requests under the Agreement shall be in writing and shall be deemed to have been delivered and received (i) on the date of personal delivery, (ii) three business days after being mailed if by first class mail, (iii) on the next or second business day after proper delivery to a commercial courier service that guarantees delivery on the next or second business day (unless the return receipt or the courier's records evidence a later delivery), or (iv) on the date of receipt (if it is a business day, otherwise on the next business day) by facsimile, in each case addressed as follows:

    TO GEI:                                     with a copy to:


    Glenayre Electronics, Inc.                  Glenayre Electronics, Inc.
    11360 Lakefield Drive                       5935 Carnegie Boulevard
    Duluth, Georgia  30155                      Charlotte, North Carolina 28209
    Attention:  Executive Vice  President,      Attention: Legal Department
                Products                        Facsimile: (704) 553-0524
    Facsimile:  (770) 623-0210

    (a) For Payment Disputes

    Glenayre Electronics, Inc.
    5935 Carnegie Boulevard
    Charlotte, North Carolina 28209
    Attention:  Credit Department
    Facsimile:  (770) 553-9338

    TO Customer:

    Multi-Link Telecommunications, Inc.
    4704 Harlan Street
    Denver, Colorado  80212
    Facsimile:  (303) 831-1988

14. Miscellaneous.

    14.1. Representations. Each party hereto represents and warrants that the Agreement is valid and legally binding upon it and to the best of its knowledge, is enforceable in accordance with its terms. By submitting a purchase order to GEI, Customer represents and warrants that it (a) has the financial capability to pay the price and all related charges for all items ordered and (b) shall maintain that financial capability until that amount is fully paid. For this purpose, "financial capability" means sufficient assets, after deducting liabilities, to pay that amount without becoming insolvent (as defined under any applicable law).

    14.2. Force Majeure. Neither party shall be responsible for delays or failures in performance resulting from causes beyond the control of such party, including without limitation, any act of God, fire, casualty, delay or disruption in transportation, flood, earthquake, war, strike, lockout, epidemic, destruction or shut-down of production facilities, shortage or curtailment, riot, insurrection, governmental acts or directives, or financial requirements or manufacturing limitations imposed by third-party manufacturers, suppliers, or vendors.

    14.3. Dispute Settlement. Except as otherwise provided in Section 14.3, if a dispute arises out of or related to the Agreement, the parties shall
          (a) agree to negotiate in good faith to settle the dispute in an amicable manner and (b) if the parties are unable to agree within sixty (60) days of dispute settlement discussions, the disputes arising out of or in connection with the Agreement shall be referred to and finally resolved by arbitration under the rules of the American Arbitration Association. The place of arbitration shall be Charlotte, North Carolina. The language of arbitration shall be in English. The number of arbitrators shall be one. Notwithstanding the preceding, nothing herein in Section 14.3 shall restrict the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, and for the right of GEI to bring suit in federal court regarding violation of its copyright or other proprietary rights.

    14.4. Permits and Authorizations. Customer is solely responsible for obtaining any government licenses and authorizations required to operate its business and for complying with the rules and regulations of the government and regulatory agencies. Neither GEI nor any of its employees or agents are an agent for, nor a representative of Customer in matters pertaining to the rules and regulations of any such governmental agency.

    14.5. Export Provisions. Customer shall comply with all export laws of the United States and Canada and agrees to not, whether directly or indirectly (including facilitating a third party), export or re-export any Equipment, Software, Documentation or other GEI Confidential Information to any country in violation of the laws of the United States or Canada. Customer agrees to indemnify GEI against any liability incurred by GEI due to Customer's violation of this Section 14.5.

    14.6. Publicity. Each party shall obtain the other party's prior written consent before issuing any press release or otherwise making any public announcement concerning the Agreement.

    14.7. Assignment. The Agreement shall not be assigned by Customer without GEI's advance written consent. The Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

    14.8. Survival. After expiration or termination of the Agreement, all provisions relating to payment shall survive until completion of required payments. In addition to those provisions which specifically provide for survival beyond expiration or termination, all provisions contained in this Article 14 and all provisions, if any, regarding ownership, indemnification, warranty, liability and limits thereon, and confidentiality and/or protection of proprietary rights and trade secrets shall survive indefinitely or until the expiration of any time period specified elsewhere in the Agreement with respect to the provision in question.

    14.9. No Amendments. No amendment to the Agreement shall be effective unless it is in a writing signed by a duly authorized representative of each party. The term "Agreement", as used herein, includes any future written amendments, modifications, or supplements made in accordance herewith.

   14.10. No Nuclear, Aircraft or Life-Support Applications. None of the items supplied by GEI are designed or intended for use as a component in the maintenance or operation of a nuclear facility, aircraft or air traffic system or a life-support or medical-monitoring system. If Customer uses any of the GEI-supplied items in such an application, Customer agrees to indemnify and hold GEI harmless against any claim arising out of that application.

   14.11. Waiver. No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any other different or subsequent breach.

   14.12. Severability. If any provision of the Agreement is held illegal, void or unenforceable, to any extent, in whole or in part, as to any situation or person, the balance shall remain in effect and the provision in question shall remain in effect as to all other persons or situations, as the case may be.

   14.13. Governing Law. The Agreement shall be deemed to have been made in the State of North Carolina and shall be governed by and construed in accordance with the laws of the State of North Carolina, exclusive of its rules governing choice of law and conflict of laws.

   14.14. Entire Agreement. The Agreement constitutes the entire agreement between the parties hereto concerning the subject matter of the Agreement and supersedes and replaces all prior and contemporaneous agreements and representations between such parties concerning such subject matter. No person is authorized for either party to make any agreement or representation not expressly contained in the Agreement. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in a writing signed by each party hereto. The section headings contained in the Agreement are for convenience of reference and shall not in any way affect the meaning or interpretation of the Agreement. The Agreement shall not create any rights in, or be enforceable by, persons other than the parties hereto, their successors and permitted assigns. If there is a conflict between the GTC and the terms and conditions of any Exhibit, the GTC shall control, except that terms applicable to Third Party Software shall control with respect to such Third Party Software (including Article 10 of the Software License). However, to the extent possible, the GTC and the Exhibits shall be construed as complementary to each other. The Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

IN WITNESS WHEREOF, each party has caused the Agreement to be executed by its duly authorized representative, effective as of the Effective Date.


GLENAYRE ELECTRONICS, INC.                  MULTI-LINK TELECOMMUNICATIONS, INC.

By:                                         By:
   -----------------------------------         ---------------------------------
Name:                                       Name:
     ---------------------------------           -------------------------------
Title:                                      Title:
      --------------------------------            ------------------------------

                                    EXHIBIT A

                                   Definitions

1. DEFINITIONS. In addition to terms elsewhere defined in the Agreement, the following terms shall have the following meanings:

     1.1. "Confidential Information" means the confidential and valuable information of the respective parties which the parties desire to protect against disclosure or competitive use and which is in written or tangible form and designated either orally or in writing as proprietary or confidential or is disclosed visually or orally and is designated either orally or in writing as being proprietary or confidential. GEI's Confidential Information includes the Software and Documentation.

     1.2. "Customer Existing Equipment" means the Local Area Network (LAN) and central processing units (CPUs), including all terminals, and other components thereof, situated at Customer Premises and identified on Customer's purchase order or on Exhibit C.

     1.3. "Customer Personnel" means all persons engaged from time to time as officers, employees, agents or independent contractors of Customer.

     1.4. "Customer Premises" means Customer's computer room facilities at a Site and identified in Exhibit C.

     1.5. "Defect" means any material error, problem, or defect in the Licensed Programs which renders the Licensed Programs inoperable or causes the Licensed Programs to fail to perform substantially in accordance with the Specifications.

     1.6. "Designated System" means the computer system located on Customer Premises and designed by Customer on its purchase order as the computer system executing the Oracle application or if not designated, the computer system on which the Oracle application was originally installed.

     1.7. "Documentation" means the Specifications, drawings, user manuals and other documents pertaining to the Software or Equipment.

     1.8. "Existing Equipment" means Customer's equipment purchased prior to the Effective Date and identified in Exhibit C.

     1.9. "Equipment" means OEM Hardware, GEI-Manufactured Hardware and other hardware components supplied by GEI to Customer pursuant to the Agreement.

    1.10. "GEI-Manufactured Hardware" means GEI-manufactured hardware and devices (from new parts, or new and used parts, and in some cases previously installed hardware and devices, each of which is warranted by GEI as if new) (but excluding Software), if any, supplied under the Agreement by GEI to Customer.

    1.11. "Licensed Programs" means the object code (i.e., machine-readable) form of the Software programs developed and owned by GEI and supplied under the Agreement by GEI to Customer for use in voice mail and prepaid calling systems, but excludes Third Party Software.

    1.12. "OEM Hardware" means the third party manufactured hardware and devices (from new parts, or new and used parts, and in some cases previously installed hardware and devices, each of which is warranted by the manufacturer as if new) (but excluding Software), if any, supplied under the Agreement by GEI to Customer.

    1.13." Price Book" means the then current (as of the date of the purchase order) GEI-published document that contains GEI's standard prices in effect for the country for which the Software or Equipment is to be supplied.

    1.14. "Site" means each Customer-controlled location to which Equipment or Software is to be delivered or installed.

    1.15. "Software" means the object code form of the software contained in the Equipment and the object code form of software otherwise supplied by GEI to Customer and shall include Licensed Programs and Third Party Software.

    1.16. "Software License" means GEI's then current software license for the applicable Software, a copy of which is set forth in Exhibit E.

    1.17. "Specifications" means the functional specifications relating to the design and performance of the applicable Software or Equipment.

    1.18. "Term" shall have the meaning set forth in Section 11.1 of the GTC of the Agreement.

    1.19. "Third  Party   Software"  means  any  Software  other  than  Licensed
          Programs, including Software contained in OEM Hardware, software originally supplied by Oracle Corporation and Sun Microsystems.

    1.20. "Warranty" means Glenayre's then current North American Warranty, a copy of which is set forth in Exhibit F.

2. Terms defined in Incoterms (1990) and used in the Agreement shall apply to the Agreement. The term "including" means including without limitation. All references in the Agreement to "dollars" and "$" mean United States dollars. All payments under the Agreement shall be in United States dollars.

                                    Exhibit B

                                     Pricing






                                  SEE ATTACHED
                   (Pricing current as of the Effective Date)

                                    Exhibit C

                Customer Existing Equipment and Customer Premises





                                 NOT APPLICABLE

                                    Exhibit D

                              Payment Instructions

LETTER OF CREDIT  ("LC") INSTRUCTIONS

Bank:  Customer shall advise/confirm LC through:

Branch Banking and Trust Company
International Division
7025 Albert Pick Road, Suite 101
Greensboro, NC  27409
USA

S.W.I.F.T.:  BRBTUS33AGSO                            TELEX:  6843145  BBTHP UW

TELE:  336-605-1560   FAX:  336-605-5830

Beneficiary of LOC:

Glenayre Electronics, Inc.
5935 Carnegie Boulevard
Charlotte, NC  28209
USA
TELE:  704-553-0038                 FAX:  704-553-9338

Amount: The amount must match the full amount stated in GEI's applicable Quotation and include all applicable taxes and duties. Excess drawings under the LC for air freight, inland freight, handling and insurance charges shall be permitted.

Currency:  United States Dollars

Term: Full payment of draft amount payable at sight at the counter of one of GEI's advising banks.

Partial Shipments:  Allowed

Type of LC:  Irrevocable, confirmed and non-transferrable.

Expiry Date: The LC must be valid for at least 45 days past the last payment milestone.

Presentation: GEI shall have at least 21 days after shipment in which to submit the required documents.

Required Documents (Quantity): Commercial Invoices (3); Packing List (3), Trucking Waybill/Delivery Receipt (1).

Description of Goods:  Telecommunications equipment.

Charges: All charges, including those for confirmation, shall be to Customer's account.

Shipment From:  USA and Canada

Shipping Terms:  EXW            Named Place:  GEI's Factory

Additional Terms: GEI will not accept an LC in which Customer's action is required before GEI can be paid. The LC must be payable immediately upon presentation of the required documents to the bank. The exact terms of each LC are subject to approval by GEI's credit department. Customer shall submit the LC to GEI's credit department no later than the time at which Customer submits the applicable purchase order.

                                    Exhibit E

                                Software License

1. RECITALS. To enable the Customer to operate Software supplied by Glenayre Electronics, Inc. ("GEI") to the Customer, GEI wishes to grant to the Customer and the Customer wishes to acquire from GEI a non-exclusive, non-transferable right to use computer software in object code form only, to practice inventions protected by issued patents or pending applications, and to use materials, subject to the provisions of this License Agreement. The Software Licenses, the Documentation Licenses and the Patent Licenses granted by GEI under this License Agreement are referred to collectively as the "Licenses".

2. SOFTWARE LICENSES. GEI grants to the Customer a non-exclusive, non-transferable license or sublicense to use, in object code form only, the Software for the Customer's own internal data processing computing and related needs (the "Software Licenses"). The Software Licenses are effective upon installation of the Software and/or the Equipment and are specifically limited to the Customer's use of the Software in the applicable piece of Customer Existing Equipment or Equipment located on the Customer's Premises. The Software Licenses do not include any rights with respect to the source code form of the Software.

3. DOCUMENTATION LICENSES. GEI may provide the Customer with materials, including drawings, diagrams, specifications, documentation, training manuals and user manuals, for the use and servicing of the Equipment and the Software (the "Documentation"). GEI licenses or sublicenses the Customer the non-exclusive right to use the GEI-owned Documentation and any third party-owned Documentation provided to Customer by GEI, provided that the Documentation are used in conjunction with the use and servicing of Equipment and Software (the "Documentation Licenses"). GEI and the third parties reserve all rights in their respective Documentation.

4. NO TRANSFER OF SOFTWARE OR DOCUMENTATION. The Customer shall not assign, transfer or sublicense the Software or the Documentation, whether separately or as part of an equipment sale, without GEI's prior written consent.

5. ACKNOWLEDGMENT OF PATENT RIGHTS. The Customer acknowledges that various components of the Equipment and Software are the subject of one or more GEI patents or pending patent applications or third party patents or pending patent applications under which GEI is licensed.

6. LIMITED, NON-EXCLUSIVE LICENSE UNDER PATENTS. GEI grants the Customer a non-exclusive right (the "Patent License") to practice the inventions protected by GEI's patents or pending patent applications or third party patents or pending patent applications that are embodied in either the Equipment or Software.

7. TERMINATION OF LICENSES. The Licenses shall terminate if: (a) the equipment containing the Software or Software is moved by the Customer from the Customer Premises; (b) the equipment containing the Software is sold; or
     (c) the Software is no longer used in connection with the equipment.

8.   PROPRIETARY INFORMATION

     8.1. "Proprietary Information" means any scientific, technical or business information relating to GEI's products or business that is valuable to GEI and not generally known to those outside GEI, or relating to the third party's products or business that is valuable to the third party and not generally known to those outside the third party.

     8.2. The Customer acknowledges that:

     (a) the Software and all materials supplied in connection with the Software, including flow charts, object code and input data formats, contained Proprietary Information that has been developed by GEI or third parties at great expense and considerable effort of skilled professions, and is entrusted by GEI to the Customer under this License Agreement for use only as specifically set out in this License Agreement;

     (b) to carry out the terms and conditions of this License Agreement, GEI may have to disclose to the Customer certain Proprietary Information; and

     (c) GEI and the third parties claim and reserve all rights in the Software, and all materials supplied or produced in connection with the Software, as an unpublished copyrighted work.

     8.3. The Customer acknowledges the Proprietary Information has substantial value and that any use or disclosure of Proprietary Information by the Customer or its personnel in a manner not authorized by this License Agreement would likely cause GEI and the third parties irreparable damage that could not be fully remedied by monetary damages. So, the
          Customer:

          (a) shall maintain all Proprietary Information in strict confidence and shall neither use, copy or disclose, nor permit any Customer personnel to use, copy or disclose, the Proprietary Information for any purpose not specifically authorized under this License Agreement;

          (b) shall ensure that the Software and all copies of it and Documentation, when not in use, are kept in a secure place, subject to restricted access only by those persons authorized to use and maintain the Equipment and Software;

          (c) shall not decode, reverse engineer, reprint, transcribe or reproduce (other than a single archival copy of the Software), in whole or in part, the Software and Documentation, without GEI's prior written consent;

          (d) shall not in any way modify or enhance the Software without GEI's prior written consent;

          (e)  shall not assign, timeshare or rent the Software; and

          (f)  grants to GEI the right to obtain  injunctive or other  equitable
               relief  from  a  court  of  competent   jurisdiction  to  prevent
               unauthorized or unlawful action.

     8.4. Except as more specifically limited by the terms applicable to Third Party Software, the Customer may make a reasonable number of copies of the object code version of the Software for backup purposes only.

     8.5. The Customer's rights under this License Agreement shall terminate upon breach of any of the provisions set out in Section 8. The provisions of Paragraph 8.3 shall survive termination of this License Agreement. The Customer shall promptly return all copies of the Proprietary Information, including the Software and all Documentation provided for the Software, if: (a) this License Agreement is terminated for any reason; or (b) the Customer ceases control, possession or use of the equipment containing the Software, the Software or the Documentation.

     8.6. To assist GEI in the protection of the proprietary rights of GEI and the third parties, the Customer shall permit representatives of GEI to enter the Customer's premises and inspect the Equipment and Software and audit the relevant records at any reasonable time.

9. REVISED VERSIONS OF THE SOFTWARE. The Customer agrees that if GEI provides revised versions of the Software, the revised versions shall be covered by the provisions of this License Agreement.

10. CERTAIN THIRD PARTY LICENSED PROGRAMS AND TERMS. The Customer acknowledges that the items supplied by GEI may be or contain Software owned by third parties ("Third Party Software"). The Customer's continuing right to use Third Party Software and associated documentation is conditioned upon the Customer's agreement to abide by: (a) shrink wrapped or other agreements between the Third Party Software vendor and the Customer; (b) specifically indicated terms and conditions in this Agreement; and (c) terms and conditions that may from time to time be supplied by the Third Party Software vendors or GEI; provided, however, except as necessary to comply with applicable law, no subsequent change in the terms and conditions applicable to Third Party Software shall affect the Customer's license to use the Third Party Software previously supplied to the Customer by GEI if the Third Party Software is not thereafter updated or otherwise modified (including any new version or release level).

     10.1. Oracle Terms.

          (a) Upon GEI's delivery of the Programs, Customer is granted a nontransferable, nonexclusive license to use the Programs in accordance with the terms set forth herein. "Programs" shall mean the Oracle computer software in object code form, the Oracle user guides and manuals for use of the Oracle software and any GEI-provided updates of the Oracle software and Oracle documentation. In no event shall Customer have any title rights or other ownership interests in the Programs or any rights in the Programs except those explicitly set forth herein. In no event shall title to the Programs pass to the Customer or any other person.

          (b) Use of the Programs is restricted to object code, solely for the purpose of executing for the Customer's own business purposes of use of the OMC or OpenMEDIA applications only on the applicable system(s) designated by Customer on the purchase order ("Designated System(s)") and limited to the number of Ports upon which license fees were paid by Customer to GEI. The Programs may not be used to build or modify reports or applications.

          (c) Customer is prohibited (a) from transferring the Programs from the Designated System(s), except for temporary transfer in the event of computer malfunction and (b) from assigning, timesharing or renting the Programs.

          (d) Customer shall not reverse engineer, disassemble or decompile the Programs. Customer shall not duplicate the Programs except for a single back-up or archival copy.

          (e) Oracle shall have no liability for any damages, whether direct, indirect, incidental or consequential arising from Customer's use of the Programs, to the extent permitted by applicable law.

          (f) Customer, upon termination of the sublicense, shall destroy or return to GEI the Programs (and the back-up copy) and Programs documentation (and all copies of the Programs and documentation) within twenty (20) days of the termination of the sublicense.

          (g) Customer shall not publish any benchmark tests run on the Programs or otherwise disclose any evaluation of the Programs to any third party.

          (h) Customer shall comply with relevant export laws and regulations of the United States to assure that neither the Programs, nor any direct product thereof, are exported, directly or indirectly, in violation of United Stated law.

          (i) With regard to any rights or obligations affecting the Programs or the Customer's use of the Programs, Oracle shall be considered a third party beneficiary of Agreement between GEI and the Customer, to the extent permitted by law.

    10.2. If there is a conflict between the terms and conditions of this Software License (excluding this Section 10) and the terms and conditions of or provided pursuant to this Section 10, the terms and conditions of or provided pursuant to Section 10 shall control with reference to Third Party Software.

                                    Exhibit F

                                    Warranty

1.   Licensed Programs.

     1.1. Subject to the terms and conditions of this Warranty, Glenayre Electronics, Inc. ("GEI") warrants that, for the Warranty Period (as defined hereinafter) all GEI-owned Software ("Licensed Programs") licensed to the Customer shall be free of Defects and conform to their Specifications in all material respects; provided, however, that GEI does not warrant that the use of the Licensed Programs will be uninterrupted or error-free. The Warranty Period for Licensed Programs shall be 90 days from its shipment date or installation date, if installed by GEI. This warranty is made solely to the Customer.

     1.2. The Customer's exclusive remedy and GEI's sole liability for the warranty set forth in Section 1.1 of this Warranty shall be for GEI to attempt through reasonable efforts to correct the Defect, if such Defect is reported to GEI within the Warranty Period and the Customer, at GEI's request, provides GEI with sufficient information (which may include access to the Licensed Programs by GEI) to reproduce the Defect. GEI shall have no liability with respect to any failure of the Licensed Programs to perform as warranted under this Section 1.1 if such failure results from any changes or modifications made to the Licensed Programs by the Customer or any third party or from a combination or use of the Licensed Programs with other products or devices not supplied by GEI.

     1.3. In the event that GEI cannot, after repeated efforts, remedy such failure, GEI shall refund any all license fees received by GEI from the Customer hereunder for the defective Licensed Program and terminate the Licenses for the defective Licensed Program, provided that the Customer has returned all copies of the defective Licensed Programs and associated Documentation.

     1.4. The Customer acknowledges that GEI does not represent or warrant that the services provided by GEI under this Warranty will ensure uninterrupted or error-free operation, nor that all software program Defects will be corrected.

2.   GEI-Manufactured Hardware.

     2.1. Subject to the terms and conditions of this Warranty, GEI warrants that, for the Warranty Period (as defined hereinafter), the GEI-Manufactured Hardware shall conform to their Specifications in all material respects; provided, however, that GEI does not warrant that the use of the GEI-Manufactured Hardware will ensure uninterrupted or error-free service. The Warranty Period shall be one (1) year from its shipment date or installation date, if installed by GEI. This warranty is made solely to the Customer.

     2.2. The Customer's exclusive remedy and GEI's sole liability under the warranty set forth in Section 2.1 shall be, at GEI's option, the repair or replacement of the GEI-Manufactured Hardware. GEI shall have no liability with respect to any failure of the GEI-Manufactured Hardware to perform as warranted under this Section 2.1 if such failure results from any changes or modifications made to the GEI-Manufactured Hardware by the Customer or any third party or from a combination or use of the GEI-Manufactured Hardware with other products or devices not supplied by GEI.

     2.3. In the event that GEI cannot, after repeated efforts, repair the defect, GEI shall refund any the amounts paid by the Customer for the defective GEI-Manufactured Hardware.

3. OEM Hardware. The OEM Hardware is covered by the original equipment manufacturer's warranty. To the extent permitted, GEI shall pass through the terms of any warranty received from the original equipment manufacturer. GEI does not make, and hereby disclaims, all warranties and representations regarding the OEM Hardware.

4. Third Party Software. The Third Party Software is covered by the third party's licensors. To the extent permitted, GEI shall pass through the terms of any warranty received from the licensor of the Third Party Software. GEI does not make, and hereby disclaims, all warranties and representations regarding the Third Party Software.

5. Development Products. GEI disclaims any and all warranties for all items not yet released to GEI's general customer base, including, but not limited to, items which are still in development in its current (as of the shipment date) Price Book, or as otherwise identified as unreleased items to the Customer.

6.   Return under Warranty.

     6.1. If an item warranted by GEI herein shall fail to function as warranted in normal use within the applicable Warranty Period:

          (a) The Customer shall promptly notify GEI of the problem and the serial number of the defective item;

          (b) GEI shall, at its option, either resolve the problem over the telephone, or provide the Customer with a Return Authorization ("RA") Number and the address of a GEI Service Center to which the Customer may ship the defective item;

          (c) if the problem is not resolved over the telephone, the Customer shall attach a label showing the RA Number to each returned item, and shall include a description of the fault. The Customer shall, at its cost, properly pack the item to be returned, prepay the insurance and shipping charges, and ship the item to the specified GEI Service Center;

          (d) GEI shall either repair or replace the returned item. The replacement item may be new or refurbished; if refurbished, it shall be equivalent in operation to a new item. If a returned item is replaced by GEI, the Customer agrees to return the item free and clear of all liens or other encumbrances and that the returned item shall become GEI's property;

          (e) GEI shall, at its cost, ship the repaired item or replacement to the Customer. If the Customer has requested express shipping, the Customer shall pay GEI an expediting fee.

     6.2. Each item which is repaired or replaced by GEI under this Warranty shall be covered under all of the provisions of this Warranty for the remainder of the applicable Warranty Period or sixty (60) days from the date of repair or replacement, whichever is longer.

7.   Advance Replacements.

     7.1. If an item warranted by GEI herein shall fail to function as warranted in normal use within the applicable Warranty Period and the Customer has maintained a satisfactory credit standing with GEI, GEI may supply to the Customer, upon Customer's request, an advance replacement part requested by the Customer.

     7.2. Subject to Paragraph 7.1, if stock is available at t GEI service stock location, GEI shall ship the advance replacement parts within 48 hours of the Customer's request. If stock is not available, GEI will make every reasonable effort to locate and provide the advance replacement parts to the Customer within ten (10) business days.

     7.3. The Customer shall return the defective item to GEI within twenty (20) days from the date of shipment of the advance replacement parts; failing which, GEI shall invoice the Customer for the full current list price of the advance replacement part, and the Customer shall pay the invoice within thirty (30) days.

8.   Telephone Technical Assistance.  During the applicable Warranty Period, GEI
     shall  provide  the  Customer  with   over-the-telephone   technical  fault
     analysis.

9.   Upgrades.

     9.1. During the applicable Warranty Period, GEI shall, at no charge, provide the Customer with non-feature software updates to the Licensed Programs and non-feature to the software contained in the GEI-manufactured equipment (if such equipment is returned to GEI's facility for repair). Such software updates shall be to those revision level updates deemed necessary by GEI. Non-feature software updates and revision level updates do not generally include additional equipment, such as hardware memory, which enable the upgrades to function in the existing equipment of the Customer. The Customer may purchase this additional equipment from GEI.

     9.2. Upgrades to items not manufactured or developed by GEI shall be provided as part of the services only if the original manufacturer or third party licensor provides such upgrades free of charge; if not, the Customer may purchase these upgrades.

10. Default and Termination.

    10.1. GEI  may   immediately   terminate   this  Warranty  and  all  of  its
          performance under this Warranty, upon notification to the Customer, if the Customer:

          (a)  makes any unauthorized modifications;

          (b) assigns or transfers the Customer's rights or obligations under this warranty without the prior written consent of GEI;

          (c)  becomes bankrupt or insolvent, or is put into receivership; or

          (d) has not paid GEI all amounts for services, advance replacement parts supplied under this Warranty, or other additional charges within thirty (30) days of receipt of written notice from GEI.

    10.2. If this Warranty is terminated by GEI, the Customer shall remain liable for all amounts due to GEI.

11. Force Majeure. GEI shall not be responsible for failure to discharge its obligations under this Warranty due to events beyond GEI's reasonable control.

12. Limitations and Qualifications Of Warranty. This Warranty does not apply to any damage, defect or failure caused by or costs associated with:

    12.1. replacement or provision of operating supplies and materials such as magnetic tapes and optical disk media.

    12.2. repair of failure caused by any changes made to the network or system configurations including changes to both hardware and software that were not previously approved in writing by GEI or purchased from GEI.

    12.3. any item having been installed, modified, adapted, repaired, maintained, transported or relocated by any person other than GEI personnel, a GEI authorized service agent or GEI approved technician without GEI's prior written consent;

    12.4. failure to conform with the Equipment Operating Instructions in the applicable GEI Documentation;

    12.5. external causes, including external electrical stress or lightning, or use in conjunction with incompatible equipment or software, unless such use was with GEI's prior written consent;

    12.6. repair of failures due to the Customer's alteration, modifications, or unauthorized use.

    12.7. cosmetic damage;

    12.8. accidental damage, negligence, neglect, mishandling, abuse or misuse, other than by GEI personnel, a GEI authorized service agent or GEI approved technician; or

    12.9. repair or failures due to acts of God, or reasons otherwise outside GEI's control, including, but not limited to, repair or failures due to the Public Switched Telephone Network, or any cables, wires, modems, lines or other material used in the connectivity and use thereof.

13. LIMITATION.

    13.1. THE WARRANTY STATED IN THIS DOCUMENT IS THE CUSTOMER'S EXCLUSIVE WARRANTY. GLENAYRE SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND OF MERCHANTABILITY.

    13.2. GEI SHALL NOT BE LIABLE IN TORT, INCLUDING LIABILITY IN NEGLIGENCE OR STRICT LIABILITY, AND SHALL HAVE NO LIABILITY AT ALL FOR INJURY TO PERSONS OR PROPERTY. GEI'S LIABILITY FOR FAILURE TO FULFILL ITS OBLIGATIONS UNDER THIS WARRANTY OR ANY OTHER LIABILITY UNDER OR IN CONNECTION WITH ITEMS OR SERVICES PROVIDED BY GEI SHALL BE LIMITED TO THE AMOUNT OF SUCH ITEM OR SERVICE. THE REMEDIES STATED IN THIS WARRANTY ARE THE CUSTOMER'S EXCLUSIVE REMEDIES AGAINST GEI.

    13.3. EVEN IF GEI HAS BEEN ADVISED OF THE POSSIBILITY OF THEM, GEI SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS AND REVENUES, FAILURE TO REALIZE EXPECTED SAVINGS, ANY CLAIM AGAINST A CUSTOMER BY A THIRD PARTY, OR ANY OTHER COMMERCIAL OR ECONOMIC LOSSES OF ANY KIND.





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


                                    Exhibit G

                     UNIFIED MESSAGING PRODUCT REQUIREMENTS

Below is a listing of the features required and must be set forth in the Glenayre Unified Messaging Product Roadmap. If these features are not available today, GEI must agree to develop these within a reasonable length of time.

1) System should store Voice, Fax and Email Messages in one "Virtual" mailbox such that the subscriber of the service is only required to access one client to receive all message types Voice, Fax, and email. While the client may have some limitations in that not all of the message may be accessible from the client, the message must still be handled, e.g., subscriber may not be able to hear a power point presentation utilizing TTS, but could still forward, delete, save, etc., the message.

2) Subscribers may access the mailbox through a telephone or through the Internet utilizing either a telephony client or a Internet client such as HTML, JAVA, Outlook, etc. When accessing a message utilizing a client, any changes to the message status should also be stored and made available when the same messages is access by another type of client at a later time.

3) The MVP will go out through the Internet and query multiple email accounts looking for messages either (a) periodically, (b) when instructed by the subscriber or (c) when subscriber logs on.

4) System must have a "filter" (Black List, White List) that allows/disallows certain sender's messages in the Unified Mailbox.

5) Subscribers accessing through the Internet should be able to use a browser that looks and feels like Microsoft Outlook(R) or some similar GUI.

6) When accessing through the Internet, subscribers should be able to play voice mail, view faxes and emails.

7) When accessing through the telephone, subscribers should be able to hear email headers through a text/speech translator and then, if desired, hear the whole email message through the same translator.

8) A fourth pager notification digit should be added to the MVP(R) pager notification protocol for emails, along side voice and fax messages. This may need to be a little creative, since I suspect people will not want to know when they receive every email - perhaps it should just count emails when it notifies voice or fax messages and simply give the number of new emails currently in the mailbox ?


         Microsoft and Outlook are trademarks or registered trademarks of Microsoft Corporation.

         MVP is a registered trademark of Glenayre Electronics, Inc.








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